Exhibit 99.1

News Release

DARLING INGREDIENTS INC. REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS AND ANNOUNCES A STOCK REPURCHASE PROGRAM FOR UP TO $100 MILLION OF COMMON STOCK

•	Net income for second quarter of $3.1 million; continued FX headwinds, no biofuel tax credit

•	EBITDA of $105.5 million vs. $98.3 million in Q1

•	All segments showed sequential EBITDA margin improvements despite lower selling prices

•	Operating Initiatives being executed:

•	Reduced working capital by $33.8 million quarter over quarter

•	USA Corporate headcount 10% lower than December 2014

•	CAPEX outflows at 35% of annual plan

•	Restaurant Services and Bakery Feeds showed improvements

•	Debt repayment of nearly $70 million in the quarter

August 13, 2015 – IRVING, TEXAS – Darling Ingredients Inc. (NYSE: DAR), a global leader in converting edible and inedible bio-nutrient streams into a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries, today announced financial results for the second quarter ended July 4, 2015, and that its Board of Directors approved the repurchase of up to an aggregate of $100 million of Darling’s common stock, depending on market conditions.

“Our earnings improved sequentially with all segments showing EBITDA margin improvements. This is the third quarter in a row that we have been able to improve margins all while working to offset lower and volatile selling prices. Our focus on operational efficiencies and SG&A reductions are also beginning to contribute. Working capital improvements, the $25 million dividend from Diamond Green Diesel (DGD) in April 2015, along with slowing our capital spending outflows allowed us to repay nearly $70 million in debt during the quarter,” said Randall Stuewe, Darling Ingredients Inc. Chairman and Chief Executive Officer.

“The Feed Ingredients Segment achieved improved margins while facing a continuation of declining fat and protein values. Our European, USA and Canadian rendering operations performed admirably and continue to make the necessary adjustments to regain sustainable margins. Our USA restaurant services and bakery feeds business improved but we still have work to do. Raw material volumes moderated over first quarter typical with seasonality,” continued Mr. Stuewe.

“The Food Ingredients Segment saw a strong performance from the gelatin business especially in China and improvements sequentially occurred worldwide. Margin adjustments made in the edible fats business took hold but the closure of the Russian border continues to pressure the edible fat values with oversupply of raw material. Our casings business was challenged with the border closure in Asia.”

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“Our Fuel Ingredients Segment continues to deliver predictable returns with the exception of our Canadian biodiesel asset. Although the U.S. EPA released in June proposed biomass based diesel volumes within our expectations, the industry and our Canadian plant continue to operate in the red before the tax credit is considered. Rendac, our disposal rendering business, and Ecoson, our biophosphate operation producing green energy, delivered steady performances quarter over quarter.”

Mr. Stuewe added, “Our Diamond Green Diesel Joint Venture continued its strong operational performance in the second quarter of 2015 shipping over 44 million gallons of renewable diesel. We remain optimistic that the U.S. Biofuels Tax Extenders package will be reinstated and will retroactively add approximately $25 million to income in the second quarter.”

“Globally, we remain focused on debt reduction, working capital improvement and cost reductions to improve shareholder value. We very much believe in our strategy and the long term positioning of our global platform of creating sustainable ingredients for a growing population,” concluded Mr. Stuewe.

“Finally, our Board has authorized a share repurchase program for up to $100 million depending on market conditions,” added Mr. Stuewe. “The repurchases may be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market. Repurchases may occur over the next 24 months, unless extended or shortened by the Board of Directors.”

For the second quarter of 2015, the Company reported net sales of $859.3 million, as compared with net sales of $1,031.3 million for the second quarter of 2014. The $172.0 million decrease in net sales is primarily attributable to lower finished product prices, primarily in the global fat markets, and by $113.9 million for the foreign exchange rate impact of a weak euro and Canadian dollar. Overall, global raw material volumes were stronger year over year.

Net income attributable to Darling for the three months ended July 4, 2015, was $3.1 million, or $0.02 per diluted share, compared to a net income of $32.8 million, or $0.20 per diluted share, in the three months ended June 28, 2014. The results for the three months ended July 4, 2015 and three months ended June 28, 2014, respectively, include the following after-tax costs:

Fiscal 2015

•	$0.7 million ($0.00 per diluted share) associated with the integration of VION Ingredients and Rothsay and the implementation of internal controls over financial reporting per the Sarbanes-Oxley Act of 2002 for VION Ingredients; and

•	$5.8 million ($0.04 per diluted share) related to the write-off of deferred loan costs associated with the retirement of the Company’s European portion of its term loan B note on June 3, 2015.

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Fiscal 2014

•	$3.5 million ($0.02 per diluted share) related to a non-cash inventory step-up associated with the required purchase accounting for the VION Acquisition related to the portion of acquired inventory sold during the period; and

•	$2.9 million ($0.02 per diluted share) associated with the acquisition and integration of Rothsay and VION Ingredients during the period.

Net income and diluted earnings per common share would have been $9.6 million and $0.06 per diluted share, respectively, for the three months ended July 4, 2015, without the integration costs and the write-off of deferred loan costs associated with the retirement of the Euro Term Loan B, as compared to $39.2 million and $0.24 per diluted share, respectively, for the three months ended June 28, 2014, without the noncash inventory step-up associated with the VION Acquisition and the acquisition and integration related costs. When comparing the three months ended July 4, 2015 to the three months ended June 28, 2014, this would have resulted in a $29.6 million decrease in net income. This decrease is attributable to lower finished product prices and the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar, which were partially offset by an increase in raw material volumes.

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Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA

Darling Ingredients Inc. reports Adjusted EBITDA results, which is a non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP). The Company believes that Adjusted EBITDA provides additional useful information to investors. As the Company uses the term, Adjusted EBITDA, calculated below:

	Three Months Ended - Year over Year
Adjusted EBITDA	July 4,	June 28,
(U.S. dollars in thousands)	2015	2014
Net income attributable to Darling	$3,080	$32,757
Depreciation and amortization	66,245	67,498
Interest expense	34,285	26,571
Income tax expense	4,665	15,503
Foreign currency loss/(gain)	(1,622)	(11)
Other expense, net	1,199	887
Equity in net (income) of unconsolidated subsidiary	(4,172)	(2,040)
Net income attributable to noncontrolling interests	1,857	1,818

Adjusted EBITDA	$105,537	$142,983

Non-cash inventory step-up associated with VION Acquisition	—	4,972
Acquisition and integration-related expenses	1,208	4,165

Pro forma Adjusted EBITDA (Non-GAAP)	$106,745	$152,120

DGD Joint Venture Adjusted EBITDA (Darling’s share) (1)	$7,909	$5,903

(1)	Darling’s pro forma adjusted EBITDA (Non-GAAP) in the above table does not include the DGD Joint Venture adjusted EBITDA (Darling’s share) if we had consolidated the DGD Joint Venture.

For the three months ended July 4, 2015, the Company generated Adjusted EBITDA of $105.5 million, as compared to $143.0 million in the same period in fiscal 2014. The decrease was primarily attributable to lower finished product prices and the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar, which were partially offset by an increase in raw material volumes. On a Pro forma Adjusted EBITDA basis, the Company would have generated $106.7 million in the three months ended July 4, 2015, as compared to a Pro forma Adjusted EBITDA of $152.1 million in the same period in 2014. The decrease in the Pro forma Adjusted EBITDA is attributable to lower finished product prices, the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar, lower acquisition and integration-related expenses and no inventory step-up associated with the VION Acquisition which were partially offset by an increase in raw material volumes.

As a result of the strengthened U.S. dollar, the above Pro forma Adjusted EBITDA results for the three months ended July 4, 2015 would have been $120.9 million when taking into consideration the change in average foreign exchange (FX) fluctuations of $14.2 million as compared to the Pro forma Adjusted EBITDA of $152.1 million for the same period in fiscal 2014, a reduction of $31.2 million.

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Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA

	Three Months Ended - Sequential
Adjusted EBITDA	July 4,	April 4,
(U.S. dollars in thousands)	2015	2015
Net income attributable to Darling	$3,080	$109
Depreciation and amortization	66,245	66,398
Interest expense	34,285	23,109
Income tax expense	4,665	2,115
Foreign currency loss/(gain)	(1,622)	2,460
Other expense, net	1,199	509
Equity in net (income)/loss of unconsolidated subsidiary	(4,172)	1,808
Net income attributable to noncontrolling interests	1,857	1,715

Adjusted EBITDA	$105,537	$98,223

Acquisition and integration-related expenses	1,208	5,319

Pro forma Adjusted EBITDA (Non-GAAP)	$106,745	$103,542

DGD Joint Venture Adjusted EBITDA (Darling’s share) (1)	$7,909	$2,346

(1)	Darling’s Pro forma Adjusted EBITDA (Non-GAAP) in the above table does not include the DGD Joint Venture Adjusted EBITDA (Darling’s share) if we had consolidated the DGD Joint Venture.

On a sequential basis, for the three months ended July 4, 2015, the Company generated Adjusted EBITDA of $105.5 million, as compared to $98.2 million for the three months ended April 4, 2015. On a Pro Forma Adjusted EBITDA basis, the Company would have generated $106.7 million in the three months ended July 4, 2015, as compared to a Pro forma Adjusted EBITDA of $103.5 million in the three months ended April 4, 2015, an increase of approximately $3.2 million. The increase in the Pro forma Adjusted EBITDA is attributable to lower raw material prices, lower acquisition and integration-related expense and cost reductions.

As a result of the strengthened U.S. dollar, the above Pro forma Adjusted EBITDA results for the three months ended July 4, 2015 would have been $107.6 million when taking into consideration the change in average foreign currency fluctuations of $0.9 million, as compared to the Pro forma Adjusted EBITDA of $103.5 million for the three months ended April 4, 2015, an increase of $4.1 million.

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Second Quarter 2015 Segment Performance

Feed Ingredients	Three Months Ended
($ thousands)	July 4, 2015	June 28, 2014
Net Sales	$529,429	$622,110
Segment operating income	$35,389	$74,706
EBITDA	$75,874	$114,572

•	Feed Ingredients operating income for the three months ended July 4, 2015 was $35.4 million, a decrease of $39.3 million as compared to the three months ended June 28, 2014. Adjusting the three months ended June 28, 2014 for the non-cash inventory step-up adjustment of approximately $1.5 million and comparing to the three months ended July 4, 2015, the Feed Ingredients operating income was lower by $40.8 million. In addition, Feed Ingredients operating cash flow was negatively impacted by foreign exchange translation by approximately $4.7 million when using prior year average exchange rates.

•	Feed Ingredients reported lower earnings and net sales year over year resulting primarily in the United States operations, related to lower finished product prices for protein and fat, particularly in the Company’s non-formula business, as well as bakery. The $92.7 million decrease in net sales includes sales of fats $(26.0) million, used cooking oil $(15.2) million, proteins $(42.0) million, bakery $(5.1) million and other sales of $(4.4) million as compared to three months ended June 28, 2014.

Food Ingredients	Three Months Ended
($ thousands)	July 4, 2015	June 28, 2014
Net Sales	$283,354	$331,443
Segment operating income	$15,512	$11,311
EBITDA	$32,297	$30,939

•	Food Ingredients operating income was $15.5 million for the three months ended July 4, 2015, an increase of $4.2 million as compared to the three months ended June 28, 2014. Adjusting the three months ended June 28, 2014 for the non-cash inventory step-up adjustment of approximately $3.4 million and comparing this to the three months ended July 4, 2015, the Food Ingredients operating income is higher by $0.8 million. In addition, Food Ingredients operating cash flow was negatively impacted by foreign exchange translation by approximately $8.2 million when using prior year average exchange rates.

•	The gelatin business performance improved as compared to the prior year as a result of increased demand in China and lower raw material prices in Europe. The European edible fats operation improved over the prior year due to lower raw material prices. The Company’s casings business was down comparable to the same period in the prior year, due primarily to decreased exports into China for specialty products.

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Fuel Ingredients	Three Months Ended
($ thousands)	July 4, 2015	June 28, 2014
Net Sales	$46,532	$77,730
Segment operating income	$2,038	$5,243
EBITDA	$8,637	$11,061

•	Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for the three months ended July 4, 2015 was $2.0 million, a decrease of $3.2 million as compared to the three months ended June 28, 2014. Adjusting the three months ended June 28, 2014 for the non-cash inventory step-up adjustment of $0.1 million and comparing this to the three months ended July 4, 2015, the operating income is lower by $3.3 million. The Fuel Ingredients segment was negatively impacted by foreign exchange translation by $2.3 million when using prior year average exchange rates, lower production volumes and lower margins at the Canadian biodiesel plant.

•	Including the DGD Joint Venture earnings, the Fuel Ingredients segment income for the three months ended July 4, 2015 was $5.8 million, as compared to $6.7 million in the same period of 2014. The reduction of $0.9 million is primarily related to a decrease in the income of the DGD Joint Venture due to the uncertain regulatory environment with respect to the U.S. mandated Renewable Volume Obligation (“RVO”) requirements within the Renewable Fuel Standard Program (“RFS2”) for 2015 and the decrease in petroleum prices.

Results of Operations – Six Months Ended July 4, 2015 Compared to Six Months Ended June 28, 2014

Net Income attributable to Darling for the six months ended July 4, 2015, was $3.2 million, or $0.02 per diluted share, as compared to a net loss of $20.0 million, or $(0.12) per diluted share, in the six months ended June 28, 2014. The results for the first six months of 2015 and 2014, respectively, include the following after-tax costs:

Fiscal 2015

•	$3.5 million ($0.02 per diluted share) associated with the integration of VION Ingredients and Rothsay, staff reduction in Angoulême, France and the implementation of internal controls over financial reporting per the Sarbanes-Oxley Act of 2002 during the first three months of fiscal 2015 for VION Ingredients; and

•	$5.8 million ($0.04 per diluted share) related to the write-off of deferred loan costs associated with the retirement of the Company’s European portion of its term loan B note on June 3, 2015.

Fiscal 2014

•	$32.7 million ($0.20 per diluted share) related to a non-cash inventory step-up associated with the required purchase accounting for the VION Acquisition related to the portion of acquired inventory sold during the period;

•	$20.8 million ($0.13 per diluted share) related to the redemption premium and write-off of deferred loan costs associated with the retirement of the Company’s 8.5% Senior Notes on February 7, 2014;

•	$15.9 million ($0.10 per diluted share) associated with the acquisition and integration of Rothsay and VION Ingredients during the period; and

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•	$8.3 million ($0.05 per diluted share) related to certain euro forward contracts entered into to hedge against foreign exchange risks related to the closing of the VION Acquisition.

Net income and diluted earnings per common share would have been $12.5 million and $0.08 per diluted share, respectively, for the six months ended July 4, 2015, as compared to $57.7 million and $0.35 per share, respectively, for the six months ended June 28, 2014 without the above listed after-tax costs. When comparing the first six months of fiscal 2015 to the first six months of fiscal 2014 this would have resulted in a $45.2 million decrease in net income. The decrease is attributable to lower finished product prices, lower equity income in unconsolidated subsidiaries and the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar, which were partially offset by an increase in raw material volumes.

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA

	Six Months Ended
Adjusted EBITDA (U.S. dollars in thousands)	July 4, 2015	June 28, 2014
Net income attributable to Darling	$3,189	$(20,046)
Depreciation and amortization	132,643	133,167
Interest expense	57,394	85,428
Income tax expense/(benefit)	6,780	(2,787)
Foreign currency loss	838	13,803
Other expense, net	1,708	2,025
Equity in net (income) of unconsolidated subsidiary	(2,364)	(7,117)
Net income attributable to noncontrolling interests	3,572	3,615

Adjusted EBITDA	$203,760	$208,088

Non-cash inventory step-up associated with VION Acquisition	—	49,803
Acquisition and integration-related expenses	6,527	20,113
Darling Ingredients International - 13th week (1)	—	4,100

Pro forma Adjusted EBITDA (Non-GAAP)	$210,287	$282,104

DGD Joint Venture Adjusted EBITDA (Darling’s share) (2)	$10,255	$14,975

(1)	January 7, 2014 closed on VION Ingredients, thus the 13th week would be EBITDA adjusted for January 1, 2014 through January 7, 2014.
(2)	Darling’s Pro forma Adjusted EBITDA (Non-GAAP) in the above table does not include the DGD Joint Venture Adjusted EBITDA (Darling’s share) if we had consolidated the DGD Joint Venture.

For the first six months of fiscal 2015, the Company generated Adjusted EBITDA of $203.8 million, as compared to $208.1 million in the same period of 2014. On a Pro forma Adjusted EBITDA basis, the Company would have generated $210.3 million in the first six months of fiscal 2015, as compared to a Pro forma Adjusted EBITDA of $282.1 million in the same period in 2014. The decrease in the Pro forma Adjusted EBITDA is attributable to lower finished product prices and the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar, which were partially offset by an increase in raw material volumes.

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Second Quarter 2015 Segment Performance – Six Months Ended

Feed Ingredients	Six Months Ended
($ thousands)	July 4, 2015	June 28, 2014
Net Sales	$1,076,927	$1,208,217
Segment operating income	$70,804	$112,237
EBITDA	$151,343	$190,662

•	Adjusting the first six months of 2014 for the non-cash inventory step-up of approximately $14.2 million as compared to the first six months of 2015, the segment operating income would be lower by $55.6 million.

•	Cash flow was negatively impacted by foreign exchange translation by approximately $9.3 million when using prior year average exchange rates. The $131.3 million decrease in net sales includes sales in fats of $(36.3) million, used cooking oil $(23.9) million, proteins $(55.2) million, bakery $(5.5) million and other $(10.4) million when compared to six months ended June 28, 2014.

Food Ingredients	Six Months Ended
($ thousands)	July 4, 2015	June 28, 2014
Net Sales	$553,511	$624,905
Segment operating income	$26,360	$(831)
EBITDA	$60,342	$36,238

•	Adjusting the first six months of 2014 for the non-cash inventory step-up of approximately $35.3 million as compared to the first six months of 2015, the segment operating income would be lower by $8.1 million.

•	Cash flow was negatively impacted by foreign exchange translation by approximately $15.1 million when using prior year average exchange rates.

Fuel Ingredients	Six Months Ended
($ thousands)	July 4, 2015	June 28, 2014
Net Sales	$103,571	$144,453
Segment operating income	$4,531	$7,587
EBITDA	$17,761	$20,783

•	Exclusive of the DGD Joint Venture and adjusting the first six months of 2014 for the non-cash inventory step-up of approximately $0.3 million as compared to the first six months of 2015, the segment operating income would be lower by $3.4 million.

•	Cash flow was negatively impacted by foreign exchange translation by approximately $4.8 million when using prior year average exchange rates and including lower production and margins at the Canadian biodiesel plant.

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About Darling

Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries. With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into broadly used and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company’s website at http://ir.darlingii.com.

Darling Ingredients Inc. will host a conference call to discuss the Company’s second quarter 2015 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Friday, August 14, 2015. To listen to the conference call, participants calling from within North America should dial 866-777-2509; international participants should dial 412-317-5413. Please refer to access code 10069349. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through August 20, 2015, by dialing 877-344-7529 (U.S. callers), 855-669-9658 (Canada) and 412-317-0088 (international callers). The access code for the replay is 10069349. The conference call will also be archived on the Company’s website.

Use of Non-GAAP Financial Measures:

Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. However, Adjusted EBITDA is not a recognized measurement under GAAP, should not be considered as an alternative to net income as a measure of operating results or to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes that were outstanding at July 4, 2015. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs and non-cash charges.

In addition, the Company’s management uses adjusted diluted earnings per share as a measure of earnings due to the significant merger and acquisition activity of the Company. However, an adjusted earnings per share is not a recognized measurement under GAAP and should not be considered as an alternative to diluted earnings per share presented in accordance with GAAP. Adjusted diluted earnings per share is defined as adjusted net income attributable to Darling divided by the weighted average shares of diluted common stock. Adjusted net income attributable to Darling is defined as a reconciliation of net income attributable to Darling, net of tax (i) adjusted for net of tax acquisition and integration costs related to merger and acquisitions, (ii) net of tax amortization of acquisition related intangibles and (iii) net of tax certain non-recurring items that are not part of normal operations. This measure is solely for the purpose of calculating adjusted diluted earnings per share and is not intended to be a substitute of presentation in accordance with GAAP.

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Cautionary Statements Regarding Forward-Looking Information:

{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc. and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company’s direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company’s indebtedness or other purposes; unanticipated costs or operating problems related to the acquisition and integration of Rothsay and Darling Ingredients International (including transactional costs and integration of the new enterprise resource planning (ERP) system); global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, reduced demand for animal feed, or otherwise; reduced finished product prices; continued decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of Bird Flu including, but not limited to H5N1 flu, bovine spongiform encephalopathy (or “BSE”), porcine epidemic diarrhea (“PED”) or other diseases associated with animal origin in the United States or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations); risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company’s results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. The Company’s announced share repurchase program may be suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
Melissa A. Gaither, Director of Investor Relations	Email: mgaither@darlingii.com
251 O’Connor Ridge Blvd., Suite 300	Phone: 972-717-0300
Irving, Texas 75038

News Release August 13, 2015 Page 12

Darling Ingredients Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

July 4, 2015 and January 3, 2015

(Dollars in thousands, except share data)

	July 4, 2015	January 3, 2015
	(unaudited)
Current assets:
Cash and cash equivalents	$126,020	$108,784
Restricted cash	340	343
Accounts receivable, net	368,434	409,779
Inventories	396,423	401,613
Prepaid expenses	53,218	44,629
Income taxes refundable	24,855	22,140
Other current assets	24,102	21,324
Deferred income taxes	43,114	45,001

Total current assets	1,036,506	1,053,613

Property, plant and equipment, less accumulated depreciation, net	1,515,573	1,574,116
Intangible assets, less accumulated amortization, net	852,490	932,413

Other assets:
Goodwill	1,261,610	1,320,419
Investment in unconsolidated subsidiaries	177,036	202,712
Other assets	79,833	71,009
Deferred income taxes	15,752	16,431

Total assets	$4,938,800	$5,170,713

Current liabilities:
Current portion of long-term debt	$50,884	$54,401
Accounts payable, principally trade	164,424	168,518
Income taxes payable	6,015	4,363
Accrued expenses	242,358	256,119
Deferred income taxes	1,338	642

Total current liabilities	465,019	484,043

Long-term debt, net of current portion	1,994,417	2,098,039
Other non-current liabilities	110,918	114,700
Deferred income taxes	399,335	422,797

Total liabilities	2,969,689	3,119,579

Commitments and contingencies
Total Darling’s stockholders’ equity	1,866,514	1,952,990
Noncontrolling interests	102,597	98,144

Total stockholders’ equity	$1,969,111	$2,051,134

	$4,938,800	$5,170,713

News Release August 13, 2015 Page 13

Darling Ingredients Inc. and Subsidiaries

Consolidated Operating Results

For the Periods Ended July 4, 2015 and June 28, 2014

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
			$ Change			$ Change
	July 4,	June 28,	Favorable	July 4,	June 28,	Favorable
	2015	2014	(Unfavorable)	2015	2014	(Unfavorable)
Net sales	$859,315	$1,031,283	$(171,968)	$1,734,009	$1,977,575	$(243,566)
Costs and expenses:
Cost of sales and operating expenses	$668,276	$789,505	121,229	$1,352,797	$1,564,711	211,914
Selling, general and administrative expenses	84,294	94,630	10,336	170,925	184,663	13,738
Depreciation and amortization	66,245	67,498	1,253	132,643	133,167	524
Acquisition and Integration costs	1,208	4,165	2,957	6,527	20,113	13,586

Total costs and expenses	820,023	955,798	135,775	1,662,892	1,902,654	239,762
Operating income	39,292	75,485	(36,193)	71,117	74,921	(3,804)
Other expense:
Interest expense	(34,285)	(26,571)	(7,714)	(57,394)	(85,428)	28,034
Foreign currency gain/(loss)	1,622	11	1,611	(838)	(13,803)	12,965
Other income/(expense), net	(1,199)	(887)	(312)	(1,708)	(2,025)	317

Total other expense	(33,862)	(27,447)	(6,415)	(59,940)	(101,256)	41,316

Equity in net income/(loss) of unconsolidated subsidiaries	4,172	2,040	2,132	2,364	7,117	(4,753)

Income/(loss) before income taxes	9,602	50,078	(40,476)	13,541	(19,218)	32,759

Income taxes expense/(benefit)	4,665	15,503	10,838	6,780	(2,787)	(9,567)

Net income/(loss)	$4,937	$34,575	$(29,638)	$6,761	$(16,431)	$23,192

Net (income)/loss attributable to noncontrolling interests	$(1,857)	$(1,818)	$(39)	$(3,572)	$(3,615)	$43

Net income/(loss) attributable to Darling	$3,080	$32,757	$(29,677)	$3,189	$(20,046)	$23,235

Basic income/(loss) per share:	$0.02	$0.20	$(0.18)	$0.02	$(0.12)	$0.14

Diluted income/(loss) per share:	$0.02	$0.20	$(0.18)	$0.02	$(0.12)	$0.14

News Release August 13, 2015 Page 14

Darling Ingredients Inc. and Subsidiaries

Consolidated Statement of Cash Flows

Six Months Ended July 4, 2015 and June 28, 2014

(Dollars in thousands)

(unaudited)

	Six Months Ended
	July 4,	June 28,
	2015	2014
Cash flows from operating activities:
Net income/(loss)	$6,761	$(16,431)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	132,643	133,167
Loss/(gain) on disposal of property, plant, equipment and other assets	233	(839)
Gain on insurance proceeds from insurance settlements	(341)	—
Deferred taxes	(3,225)	(12,882)
Increase/(decrease) in long-term pension liability	350	(6,519)
Stock-based compensation expense	4,642	14,583
Write-off deferred loan costs	10,633	4,330
Deferred loan cost amortization	4,868	4,911
Equity in net (income)/loss of unconsolidated subsidiaries	(2,364)	(7,117)
Distributions of earnings from unconsolidated subsidiaries	26,155	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	22,582	(36,920)
Income taxes refundable/payable	(1,368)	(3,181)
Inventories and prepaid expenses	(21,451)	(2,806)
Accounts payable and accrued expenses	(1,505)	(25,218)
Other	8,937	(4,054)

Net cash provided by operating activities	187,550	41,024

Cash flows from investing activities:
Capital expenditures	(98,722)	(103,531)
Acquisitions, net of cash acquired	—	(2,075,651)
Gross proceeds from disposal of property, plant and equipment and other assets	1,484	2,308
Proceeds from insurance settlement	341	—
Payments related to routes and other intangibles	(2,242)	(7,312)

Net cash used by investing activities	(99,139)	(2,184,186)

Cash flows from financing activities:
Proceeds from long-term debt	579,974	1,821,196
Payments on long-term debt	(583,736)	(287,066)
Borrowings from revolving credit facility	41,244	170,143
Payments on revolving credit facility	(83,506)	(257,254)
Net cash overdraft financing	(880)	9,529
Deferred loan costs	(11,629)	(44,865)
Issuance of commons stock	171	417
Minimum withholding taxes paid on stock awards	(4,775)	(5,495)
Excess tax benefits from stock-based compensation	(12)	1,329
Distributions to noncontrolling interests	(1,866)	—

Net cash provided by financing activities	(65,015)	1,407,934
Effect of exchange rate changes on cash	(6,160)	8,156

Net increase/(decrease) in cash and cash equivalents	17,236	(727,072)
Cash and cash equivalents at beginning of period	108,784	870,857

Cash and cash equivalents at end of period	$126,020	$143,785

Supplemental disclosure of cash flow information:
Accrued capital expenditures	$274	$(2,300)

Cash paid during the period for:
Interest, net of capitalized interest	$37,524	$47,851

Income taxes, net of refunds	$11,436	$11,301
Non-cash financing activities
Debt issued for service contract assets	$2,521	$—

News Release August 13, 2015 Page 15

Darling Ingredients Inc.

Adjusted (Non-GAAP) Diluted Earnings Per Share

Three Months Ended July 4, 2015 and June 28, 2014

	Three Months Ended
	July 4, 2015	June 28, 2014

Weighted average shares of common stock outstanding (millions)	165,298	165,097

Reported Earnings Per Share (fully diluted)	$0.02	$0.20
Non-cash inventory step-up associated with the VION Acquisition	—	0.02
Acquisition and integration costs	—	0.02
Amortization of intangibles	0.07	0.09
Write-off deferred loan costs euro term loan B	0.04	—

Adjusted diluted earnings per share attributable to Darling (Non-GAAP) (1)	$0.13	$0.33

(1)	Adjustments to diluted earnings per share of acquisition related items are net of tax. Calculations of all adjustment tax amounts were at the applicable effective tax rate for the period, except for discrete items in fiscal 2015 and fiscal 2014. The effective tax rate used for calculating Non-GAAP Adjusted EPS in the above table for the three months ended July 4, 2015 and June 28, 2014 was 45.8% and 28.7%, respectively.

Darling Ingredients Inc.

Adjusted (Non-GAAP) Diluted Earnings Per Share

Six Months Ended July 4, 2015 and June 28, 2014

	Six Months Ended
	July 4, 2015	June 28, 2014

Weighted average shares of common stock outstanding (millions)	165,244	164,469

Reported Earnings Per Share (fully diluted)	$0.02	$(0.12)
Non-cash inventory step-up associated with the VION Acquisition	—	0.20
Acquisition and integration costs	0.02	0.10
Amortization of intangibles	0.13	0.17
Redemption premium on 8.5% Senior Notes and write off deferred loan costs	—	0.13
Write-off deferred loan costs euro term loan B	0.04	—
Foreign currency hedge of VION purchase price	—	0.05

Adjusted diluted earnings per share attributable to Darling (Non-GAAP) (1)	$0.21	$0.53

(1)	Adjustments to diluted earnings per share of acquisition related items are net of tax. Calculations of all adjustment tax amounts were at the applicable effective tax rate for the period, except for discrete items in fiscal 2015 and fiscal 2014. The effective tax rate used for calculating Non-GAAP Adjusted EPS in the above table for the six months ended July 4, 2015 and June 28, 2014 was 45.8% and 34.3%, respectively.